Exhibit 8.1

Significant Subsidiaries and Investees

The following table sets forth our significant subsidiaries and investees accounted for using the equity method at December 31, 2007:

Name of Company	Jurisdiction of establishment	Percentage of ownership and voting interest	Description
Subsidiaries
Integración de Servicios TMX, S.A. de C.V.	Mexico	100.0%	Intermediate holding company

Alquiladora de Casas, S.A. de C.V.	Mexico	100.0%	Real estate company owning our facilities

Compañía de Teléfonos y Bienes Raíces, S.A. de C.V.	Mexico	100.0%	Real estate company owning our facilities

Consorcio Red Uno, S.A. de C.V.	Mexico	100.0%	Supplier of telecommunications network integration services and information systems

Teléfonos del Noroeste, S.A. de C.V.	Mexico	100.0%	Fixed-line public network concessionaire for the state of Baja California Norte and the San Luis Rio Colorado region of the state of Sonora

Uninet, S.A. de C.V.	Mexico	100.0%	Provider of corporate networks and Internet access services to Telmex and corporate customers

Telmex USA, L.L.C.	Delaware	100.0%	Authorized long distance service re-seller, telephone card sales, receipt of payments for lines in Mexico (installation expenses and monthly rental) and authorized by the FCC to provide facility-based long distance services in the United States
Affiliated companies
Grupo Telvista S.A. de C.V.	Mexico	45.0%	Provider of telemarketing services in the United States and Mexico

2Wire, Inc.	California	13.0%	Broadband network equipment and service provider for residential and small-business customers